EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CVS CAREMARK CORPORATION
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

CVS Caremark Corporation (hereinafter referred to as the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
A: That the present name of the Corporation is CVS CAREMARK CORPORATION, and that the date of filing of its original Certificate of Incorporation with the Secretary of the State of Delaware is August 22, 1996.
B. That at a meeting of the Board of Directors of the Corporation on May 8, 2014, a resolution was duly adopted approving a proposed amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The amendment is as follows:
RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article First thereof, so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the Corporation is “CVS Health Corporation”.

C. The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

D. The effective date of the amendment shall be September 3, 2014.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 3rd day of September, 2014.

CVS CAREMARK CORPORATION

By:	/s/ Colleen M. McIntosh
Name: Colleen M. McIntosh Title: Senior Vice President & Corporate Secretary